Exhibit 99.2

If you participated in the DRP you will receive a cash distribution each month instead of additional shares of Inland American stock. The value of the annualized distribution rate is $0.50 a share and the Board of Directors does not anticipate any changes to the rate at this time.

Dear California Stockholder,

Inland American is reaching out to all of our stockholders who reside in California and who currently participate in the Inland American Distribution Reinvestment Plan (“DRP”). This letter is to inform you of a change with regard to the DRP for California stockholders. Each year we are required to register shares of our common stock offered to California residents per our Distribution Plan with the California Department of Business Oversight (“the Department”). Our most recent registration expired on April 5, 2014 and after a number of communications with the Department, a renewal registration has not been approved by California at this time.

Accordingly, per the terms of our distribution plan we need to suspend the DRP for California residents effective immediately. The suspension of the plan for California residents will not affect the payment of distributions to stockholders who previously received their distributions in cash and does not change the amount of the distribution paid. If you participated in the DRP you will receive a cash distribution each month instead of additional shares of Inland American stock. The current value of the annualized distribution rate is $0.50 a share and the Board of Directors does not anticipate any changes to the rate at this time. Finally, the REIT’s financial performance, financial outlook, and long-term strategy are not affected by this change.

This change will begin with the distributions previously authorized by our board of directors for the month of March 2014, which are payable in April 2014. For IRAs and other qualified accounts, distributions will be paid in cash to the California stockholders’ trust company of record. If in the future, registration of the shares offered per the DRP is approved by the California Department of Business Oversight, we will notify our California stockholders at that time. If you have any questions, please do not hesitate to contact Inland American’s investor services team at 1-800-826-8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President